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                                                                Exhibit 99(c)(6)


CTS.                                                                May 28, 1997

Mr. Andrew Lozynisk
Dynamics Corporation of America
475 Steamboat Road
Greenwich, CT 06830-7197

RE:  Agreement and Plan of Merger

Ladies and Gentlemen:


    As you know, WHX Corporation announced an increase in its cash tender offer for DCA shares to $56.00 per DCA share. We believe that the current terms of the transaction provided for in the DCA-CTS Merger Agreement are clearly superior to WHX's revised bid. Accordingly, as contemplated by Section 8.01(e) of the DCA-CTS Merger Agreement, we hereby request that the DCA Board reconfirm its approval and recommendation of the Offer, the Merger and the DCA-CTS Merger Agreement within five business days.


                                Sincerely,

                                CTS CORPORATION

                                By              /s/ JOSEPH P. WALKER
                                     -----------------------------------------
                                               Chairman of the Board

                                CTS FIRST ACQUISITION CORP.

                                By:             /s/ JOSEPH P. WALKER
                                     -----------------------------------------
                                               Chairman of the Board


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CC:        Skadden, Arps, Slate,          Jones, Day, Reavis & Pogue
             Maegher & Flam, L.L.P.       598 Lexington Avenue
           919 Third Avenue               New York, NY 10022
           New York, NY 10022             Fax No.: (212) 755-7306
           Fax No.: (212) 738-2019        Attention: Robert A. Profusek
           Attention: Morris J. Kramer,
           Esq.
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